EXHIBIT 10.01
AMENDED AND RESTATED
MATRIXX INITIATIVES, INC.
EMPLOYMENT AGREEMENT
     This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into as of October 18, 2006, by and between Matrixx Initiatives, Inc., a Delaware corporation (the “Company”), and Carl J. Johnson (“Executive”), and amends and restates the Employment Agreement dated as of July 1, 2001, as amended by the First Amendment thereto dated as of February 7, 2002.
ARTICLE 1
DUTIES AND TERM
     1.1 Employment. In consideration of their mutual covenants and other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledged, the Company agrees to employ Executive, and Executive agrees to remain in the employ of the Company, upon the terms and conditions herein provided.
     1.2 Position and Responsibilities.
          (a) Executive will serve as President and Chief Executive Officer of the Company, reporting directly to the Board of Directors of the Company. Executive agrees to perform services not inconsistent with these positions as shall from time to time be assigned to Executive by the Board.
          (b) During the period of Executive’s employment hereunder, Executive will devote substantially all of Executive’s business time, attention, skill, and efforts to the faithful performance of Executive’s duties hereunder.
     1.3 Term. The term of Executive’s employment under this Agreement will commence on July 1, 2001 and will continue, unless sooner terminated, for three years; after the three-year period, Executive’s term of employment will automatically be extended from year to year without further action by the Company or Executive unless a written notice not to renew this Agreement is provided by one party to the other at least ninety (90) days prior to the end of any extended term.
ARTICLE 2
COMPENSATION
     For all services rendered by Executive in any capacity during Executive’s employment under this Agreement, the Company will compensate Executive as follows:
     2.1 Base Salary. The Company will pay to Executive an annual base salary of not less than $425,000.00 to be paid in equal semi-monthly payments (the “Base Salary”), during the term hereof; provided, however, that in the event the Company institutes a salary reduction program that affects all exempt employees (as defined by standard Company policies in compliance with the Fair Labor Standards Act) by the same percentage, then Executive’s Base Salary may be reduced by such percentage (and the term “Base Salary” as used in this Agreement will refer to the Base Salary as so adjusted). The Board, or a committee thereof, will annually review the Base Salary, and may, in its discretion, increase the Base Salary.
     2.2 Bonus Payments. An annual bonus, beginning with the first year of employment, will be $112,500.00, based on meeting specified goals. The Board, or a committee thereof, will establish in each fiscal year during the term hereof an executive goal measurement plan. Any bonus under any such plan is referred to herein as the “Annual Incentive Bonus.” This Annual Incentive Bonus shall be paid within seventy-five (75) days of the end of the year for which it is calculated.
     2.3 Stock Options. Pursuant to the Executive’s Employment Offer Letter, stock options will be granted and addressed in subsequent Matrixx Initiatives Inc. 2001 Long-Term Incentive Plan (“Stock Option Plan”) documents that will be provided. The Company shall use all reasonable efforts to establish and maintain one or more stock option plans in which Executive shall be entitled to participate.
     2.4 Additional Benefits. Executive will be entitled to participate in all benefit and welfare programs, plans, and arrangements that are from time to time available to the Company’s employees; provided, however, there will be no duplication of termination or severance benefits, and to the extent that such benefits are specifically provided by the Company to Executive under other provisions of this Agreement, the benefits available under the foregoing plans and programs will be reduced by any benefit amounts paid under such other provisions. Specifically, without limitation, Executive will receive the following benefits:
          (a) Simple IRA. The Company offers a voluntary pre-tax salary reduction plan with a three percent (3%) employer match in which eligible employees may elect to participate on the first day of the month following ninety (90) days of continuous employment. Eligible employees will have thirty (30) days in which to sign up for participation once the enrollment criterion of ninety (90) days of continuous employment has been met, subject to plan restrictions. Employees’ pre-tax plan contribution amounts are limited to $6,000.00 annually. Federal guidelines and regulations governing Simple Retirement Account (“SRA”) programs determine maximum annual contribution amounts.
          (b) Reimbursement of Business Expenses. The Company will, in accordance with standard Company policies, pay, or reimburse Executive for all reasonable travel and other expenses incurred by Executive in performing Executive’s obligations under this Agreement.
          (c) Vacations. Executive will be entitled to fifteen (15) business days, excluding Company holidays, of paid vacation during each calendar year of employment hereunder. For the period July 1, 2001 through December 31, 2001, Executive shall be entitled to a pro rata portion of vacation days. Executive may accrue and carry forward vacation days from any particular year of his employment under this Agreement to the next year.

          (d) Life Insurance and Disability Insurance. In addition to other insurance benefits provided to Executive pursuant to this Agreement, the Company will provide Executive, at the Company’s cost, life insurance and disability insurance coverage in amounts and at levels agreed upon between the parties. Once these amounts and levels have been determined, this coverage will not be modified or terminated without the signed, written consent of both parties. In the event that any of the following occur:
(i)	The Company or Executive shall terminate Executive’s employment under this Agreement for any reason after December 31, 2008; or

(ii)	Executive’s employment with the Company shall terminate on account of Total Disability; or

(iii)	The Company shall terminate Executive’s employment under this Agreement without Cause on or prior to December 31, 2008; or

(iv)	Executive shall terminate his employment under this Agreement with Good Reason on or prior to December 31, 2008; or

(v)	Company shall give notice prior to July 2008 under Section 1.3 of this Agreement that it elects not to renew the Agreement;
     THEN the Company shall convey, transfer and assign the Policy to Executive within the 30-day period following Executive’s termination of employment. Notwithstanding the foregoing, if (i) Executive is a “specified employee” (as defined in Code Section 409A), and (ii) the definition of Good Reason in Section 6.1 below does not qualify as an “involuntary” separation from service pursuant to guidance issued under Code Section 409A (or the Company determines that no other exceptions to Code Section 409A applies), the conveyance, transfer and assignment of the Policy to Executive shall occur on the first day of the seventh month following his termination of employment. During any such six month period, the Company shall cause the Executive’s designated beneficiary to be the sole beneficiary for purposes of the death benefit under the Policy and, in the event that the Company is paid any portion of the death benefit under the Policy upon the death of Executive during any such six month period, the Company shall promptly pay over such death benefit to Executive’s designated beneficiary. Company will be responsible for paying any insurance premiums that become due and payable during this six-month period. After the conveyance, transfer and assignment of the Policy to Executive, Executive will own the Policy and the cash value and death benefit thereunder and will be responsible for payment of any further premiums due on the Policy.
     In addition to the above, the Company shall also pay to Executive an amount equal to the “total presumed federal and state taxes” that could be imposed on Executive with respect to the income tax payable upon the transfer and assignment of the Policy. For purposes of the preceding sentence, the “total presumed federal and state taxes” that could be imposed on Executive shall be conclusively calculated by the Company using a combined tax rate equal to the sum of the maximum marginal federal and state income tax rates and the hospital insurance

(or “HI”) portion of FICA. No adjustments will be made in this combined rate for the deduction of state taxes on the federal return, the loss of itemized deductions or exemptions, or for any other purpose. Executive shall be responsible for paying the actual taxes. Such payment will be paid to Executive within five (5) business days following the transfer of the Policy to Executive.
     2.5 Relocation Expenses. Executive will receive up to $50,000.00 for relocation expenses from the Grand Rapids, Michigan area to a location designated by the Company by December 31, 2001. The Company will reimburse Executive for reasonable travel and temporary living expenses in the Phoenix, Arizona area until a determination has been made regarding the place to be designated by the Company for Executive’s permanent relocation. Also, in the event that Executive’s current residence is not sold within ninety (90) days of determination by the Company that Executive should permanently relocate from the Grand Rapids, Michigan area, the Company guarantees the purchase of the residence at the middle price of three (3) appraisals that Executive must obtain, or, protection for the sale of the residence up to $35,000.00 from the middle appraisal price. Any relocation requirement by the Company shall be within the continental United States. Any amounts paid to Executive pursuant to this Article 2.5 shall be increased to pay for any tax liability incurred by Executive as a result of the payment of these funds.
ARTICLE 3
TERMINATION OF EMPLOYMENT
     3.1 Death or Retirement of Executive. Executive’s employment under this Agreement will automatically terminate upon the death or Retirement (as defined in Section 6.1) of Executive.
     3.2 By Executive. Executive will be entitled to terminate Executive’s employment under this Agreement by giving Notice of Termination (as defined in Section 6.1) to the Company:
          (a) for Good Reason (as defined in Section 6.1); and
          (b) at any time without Good Reason.
     3.3 By Company. The Company will be entitled to terminate Executive’s employment under this Agreement by giving Notice of Termination to Executive:
          (a) in the event of Executive’s Total Disability (as defined in Section 6.1);
          (b) for Cause (as defined in Section 6.1); and
          (c) at any time without Cause.
ARTICLE 4
COMPENSATION UPON TERMINATION OF EMPLOYMENT
     If Executive’s employment hereunder is terminated in accordance with the provisions of Article 3 hereof, except for any other rights or benefits specifically provided for herein following Executive’s period of employment, the Company will be obligated to provide compensation and benefits to Executive only as follows, subject to the provisions of Section 5.12 hereof:

     4.1 Upon Termination for Death or Disability. If Executive’s employment hereunder is terminated by reason of Executive’s death or Total Disability, the Company will:
          (a) pay Executive (or Executive’s estate) or beneficiaries any Base Salary that has accrued but has not been paid as of the termination date (the “Accrued Base Salary”);
          (b) pay Executive (or Executive’s estate) or beneficiaries for unused vacation days accrued as of the termination date in an amount equal to Executive’s Base Salary multiplied by a fraction the numerator of which is the number of accrued unused vacation days and the denominator of which is 260 (the “Accrued Vacation Payment”);
          (c) reimburse Executive (or Executive’s estate) or beneficiaries for expenses incurred by Executive prior to the date of termination that are subject to reimbursement pursuant to this Agreement (the “Accrued Reimbursable Expenses”);
          (d) provide to Executive (or Executive’s estate) or beneficiaries any accrued and vested benefits required to be provided by the terms of any Company-sponsored benefit plans or programs (the “Accrued Benefits”), together with any benefits required to be paid or provided in the event of Executive’s death or Total Disability under applicable law;
          (e) pay Executive (or Executive’s estate) or beneficiaries any Annual Incentive Bonus with respect to a prior fiscal year that has accrued but has not been paid (the “Accrued Annual Incentive Bonus” plus the pro rata share of any Annual Incentive Bonus for the fiscal year during which Executive’s employment shall be terminated; provided, however, that no such amount shall be payable to Executive unless the objectives are achieved in the reasonable judgment of the Company for the full fiscal year (the “Pro Rata Bonus”); and
          (f) Executive (or Executive’s estate) or beneficiaries shall have the right to exercise all unexercised stock options and warrants outstanding at the termination date related to the original option grant of 75,000 shares, whether or not vested, in accordance with terms of the plans and agreements pursuant to which such options or warrants were issued.
     4.2 Upon Termination by Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause, or if Executive terminates Executive’s employment with the Company other than (y) upon Executive’s death or Total Disability, or (z) for Good Reason, the Company will:
          (a) pay Executive the Accrued Base Salary;
          (b) pay Executive the Accrued Vacation Payment;
          (c) pay Executive the Accrued Reimbursable Expenses;
          (d) pay Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;

          (e) pay Executive any Accrued Annual Incentive Bonus; and
          (f) Executive will have the right to exercise vested options and warrants in accordance with terms of the plans and agreements pursuant to which such options or warrants were issued.
     4.3 Upon Termination by the Company Without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, the Company will:
          (a) pay Executive the Accrued Base Salary;
          (b) pay Executive the Accrued Vacation Payment;
          (c) pay Executive the Accrued Reimbursable Expenses;
          (d) pay Executive the Accrued Benefits, together with any benefits required to be paid or provided under applicable law;
          (e) pay Executive any Accrued Annual Incentive Bonus;
          (f) pay Executive for a twelve (12) month period commencing on or before the thirtieth day following the termination date twenty-four (24) semi-monthly payments each equal to one-twenty-fourth of the sum of (1) Executive’s Base Salary in effect immediately prior to the time such termination occurs for the remaining term of this Agreement or for one (1) year, whichever is longer, plus (2) the average of the Annual Incentive Bonuses paid to Executive for the two (2) fiscal years immediately preceding the fiscal year in which the termination occurs (or if less than two, the amount of his single Annual Incentive Bonus, if any) for each of the remaining years of the term of this Agreement or for one year, whichever is longer. Notwithstanding the foregoing, if (i) Executive is a “specified employee” (as defined in Code Section 409A), and (ii) the definition of Good Reason in Section 6.1 below does not qualify as an “involuntary” separation from service pursuant to guidance issued under Section 409A (or the Company determines that no other exceptions to Code Section 409A applies), the above payments will commence on the first day of the seventh month following his separation from service. All payments that would have otherwise been paid to Executive during this six-month period shall be paid to Executive in one lump sum on the first day of the seventh month following his separation from service, plus interest accruing at the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City, each change in the prime rate to be effective from and including the date such change is publicly announced as being effective. If Executive dies before he receives the above payment, the Company will distribute the benefits to Executive’s beneficiary as soon as administratively feasible following the date of Executive’s death. Except for the above required delay in payment, neither the Executive nor the Company shall have the right or the ability to accelerate or defer the payment of amounts determined pursuant to this Section 4.3(f), provided that if the Executive dies during the 12-month period set forth above, the Company shall pay his estate a lump sum amount equal to the remaining payments to be made under this provision.

          (g) maintain in full force and effect at the Company’s expense, for Executive’s and Executive’s eligible beneficiaries’ continued benefit, until the first to occur of (x) his attainment of alternative employment which provides substantially similar health benefits or (y) twelve (12) months following the termination date of Executive’s employment hereunder or the remaining term of this Agreement, (whichever is longer), the benefits provided pursuant to Company-sponsored benefit plans, programs, or other arrangements in which Executive was entitled to participate as a full-time employee immediately prior to such termination in accordance with Section 2.4 hereof, subject to the terms and conditions of such plans and programs (the “Continued Benefits”). If Executive’s continued participation is not permitted under the general terms and provisions of such plans, programs, and arrangements, the Company will arrange to provide Executive with Continued Benefits substantially similar to those which Executive would have been entitled to receive under such plans, programs, and arrangements; and
          (h) Executive shall have the right to exercise vested options and warrants in accordance with Section 4.1(f).
     4.4 Upon Termination by the Company Without Cause Following a Change of Control or by Executive for Good Reason Following a Change of Control. If following a Change of Control, Executive’s employment is terminated by the Company Without Cause or by Executive for Good Reason, the Company will:
          (a) Make the payments and provide to Executive the benefits under Section 4.3 other than under Section 4.3(f) hereof; and
          (b) Pay to Executive a lump sum payment on or prior to the thirtieth day following the termination date of Executive’s employment hereunder in an amount equal to two hundred percent (200%) of the sum of (1) Executive’s Base Salary in effect for the fiscal year immediately prior to the fiscal year in which the Change of Control occurs, plus (2) the average of the Annual Incentive Bonuses paid to Executive for the two (2) fiscal years immediately preceding the fiscal year in which the Change of Control occurs (or if less than two, the amount of his single Annual Incentive Bonus, if any). Notwithstanding the foregoing, if (i) Executive is a “specified employee” (as defined in Code Section 409A), and (ii) the definition of Good Reason in Section 6.1 below does not qualify as an “involuntary” separation from service pursuant to guidance issued under Section 409A (or the Company determines that no other exceptions to Code Section 409A applies), the above payment will be paid to Executive in one lump sum on the first day of the seventh month following his separation from service. If Executive dies before he receives the above payment, the Company will distribute the benefits to Executive’s beneficiary as soon as administratively feasible following the date of Executive’s death.
ARTICLE 5
RESTRICTIVE COVENANTS
     5.1 Confidential Information and Materials. Executive hereby agrees and acknowledges that the following ideas, information, and materials in written, oral, magnetic, photographic, optical or other form and whether now existing or developed or created during the period of Executive’s employment or engagement with the Company (the “Confidential Information”), are proprietary to the Company and are highly sensitive in nature:
          (a) Hardware. Any and all ideas, concepts, know-how, techniques, structures, information and materials relating to the design, development, engineering, invention, patent, patent application, manufacture or improvement of any and all equipment, components, devices, techniques, processes or formulas (including, without limitation, mask works, semi-conductor chips, processors, memories, disc drives, tape heads, computer terminals, keyboards, storage devices, printers, and optical storage media) and any and all components, devices, techniques or circuitry incorporated in any of the above which is or are constructed, designed, improved, altered or used by the Company and which is or are not generally known to the public or within the industries in which the Company competes.
          (b) Software. Any and all ideas, concepts, know-how, techniques, structures, information and materials relating to existing computer software or firmware products and computer software or firmware in various stages of research and development including without limitation source code, object and load modules, requirements specifications, design specifications, design notes, flow charts, coding sheets, annotations, documentation, technical and engineering data, laboratory studies, benchmark test results, and the structures, organization, designs, formulas and algorithms which reside in the software and which are not generally known to the public or within the industries or trades in which the Company competes.
          (c) Business Procedures. Internal business procedures and business plans, including analytical methods and procedures, licensing techniques, manufacturing information and procedures such as formulations, processes and equipment, technical and engineering data, vendor names, other vendor information, purchasing information, financial information, service and operational manuals and documentation therefor, ideas for new products and services and other such information which relates to the way the Company conducts its business and which is not generally known to the public.
          (d) Legal Rights. All patents, copyrights, trade secrets, trademarks and service marks, and the like.
          (e) Marketing Plans and Customer Lists. Any and all customer and marketing information and materials, such as (i) strategic data, including marketing and development plans, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Company which have been or are being discussed; (ii) financial data, price and cost objectives, price lists, pricing policies and procedures, and estimating and quoting policies and procedures; and (iii) customer data, including customer lists, names of existing, past or prospective customers and their representatives, data about or provided by prospective, existing or past customers, customer service information and materials, data about the terms, conditions and expiration dates of existing contracts with customers and the type, quantity and specifications of products and services purchased, leased or licensed by customers of the Company.
          (f) Not Generally Known. Any and all information not generally known to the public or within the industries or trades in which the Company competes.

     5.2 General Knowledge. The general skills and experience gained by Executive during Executive’s employment or engagement by the Company, and information publicly available or generally known within the industries or trades in which the Company competes, is not considered Confidential Information. Following the Non-Competition Period (as defined in Section 5.9(a), Executive is not restricted from working with a person or entity which has independently developed information or materials similar to the Confidential Information, but in such a circumstance, Executive agrees not to disclose the fact that any similarity exists between the Confidential Information and the independently developed information and materials, and Executive understands that such similarity does not excuse Executive from the non-disclosure and other obligations in this Agreement.
     5.3 Executive Obligations as to Confidential Information and Materials. During Executive’s employment or engagement by the Company, Executive will have access to the Confidential Information and will occupy a position of trust and confidence with respect to the Confidential Information and the Company’s affairs and business. Executive agrees to take the following steps to preserve the confidential and proprietary nature of the Confidential Information:
          (a) Non-Disclosure. During and after Executive’s employment or engagement by the Company, Executive will not use, disclose or otherwise permit any person or entity access to any of the Confidential Information other than as required in the performance of Executive’s duties with the Company. Executive understands that Executive is not allowed to sell, license, market or otherwise exploit any products or services (including software or firmware in any form) which embody in whole or in part any Confidential Information.
          (b) Prevent Disclosure. Executive will take all reasonable precautions to prevent disclosure of the Confidential Information to unauthorized persons or entities.
          (c) Abide by the Company’s Restrictions. Executive will treat as confidential and proprietary any information or materials from outside the Company which the Company is obligated to treat as confidential or proprietary, in accordance with the Company’s reasonable instructions to Executive.
          (d) Return All Materials. Upon termination of Executive’s employment or engagement by the Company for any reason whatsoever, Executive will deliver to the Company all tangible materials embodying the Confidential Information, including any documentation, records, listings, notes, data, sketches, drawings, memoranda, models, accounts, reference materials, samples, machine-readable media and equipment which in any way relate to the Confidential Information. Of course, Executive agrees not to retain any copies of any of the above materials.
     5.4 Inform Subsequent Employers. Executive covenants and agrees that, for a period beginning on the date of Executive’s termination of employment with the Company and ending on the termination of the Non-Competition Period, prior to accepting subsequent employment with an employer engaged in substantially the same line of work as the Company, Executive will inform any such subsequent employer that this Agreement exists.

     5.5 Ideas and Inventions. Executive agrees to assign to the Company all of Executive’s right, title and interest in or to any and all ideas, concepts, know-how, techniques, processes, inventions, discoveries, developments, works of authorship, innovations and improvements (“Inventions”), conceived or made by Executive, whether alone or with others, whether patentable or not, except those that the Executive developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information and which neither (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company, nor (2) result from any work performed by the Executive for the Company. Executive agrees to disclose all Inventions to the Company promptly, and to provide all assistance reasonably requested by the Company in the preservation of its interests in the Inventions (such as by executing documents, testifying, etc.), such assistance to be provided at the Company’s expense but without any additional compensation to Executive.
     5.6 Inventions and Patents; Assertion of Rights. Executive agrees that from this date until Executive leaves the Company’s employment, Executive will keep the Company informed of any Inventions made by Executive, in whole or in part, or conceived by Executive, alone or with others, which result from any work Executive may do for, or at the request of, the Company, or which relate to the Company’s activities, investigations, or obligations. Executive will, at the expense of the Company, assist the Company or its nominees to obtain patents for such Inventions in any countries throughout the world. Such Inventions will be the property of the Company or its nominees, whether patented or not. Executive will and does, without charge to the Company, assign to the Company, all of Executive’s right, title, and interest in and to such Inventions, including patents and patent applications and reissues thereof. Executive agrees to execute, acknowledge, and deliver any instruments confirming the complete ownership by the Company of such Inventions. Such assignments will include the right to sue for infringement.
     5.7 Copyrights. Executive agrees that any work prepared by Executive during the course of Executive’s employment or engagement hereunder which is eligible for United States copyright protection or protection under the Universal Copyright Convention, the Berne Copyright Convention and/or the Buenos Aires Copyright Convention will be a work made for hire. In the event any such work is deemed not to be a work made for hire, Executive hereby assigns all right, title and interest in and to the copyright in such work to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of its copyright in such work, such assistance to be provided at the Company’s expense but without any additional compensation to Executive.
     5.8 Conflicting Obligations and Rights. Executive agrees to inform the Company in writing of any apparent conflict between Executive’s work for the Company and (i) any obligations Executive may have to preserve the confidentiality of another’s proprietary information or materials, or (ii) any rights Executive claims to any patents, copyrights, trade secrets, or other inventions, ideas or similar rights, before performing that work. Otherwise, the Company may conclude that no such conflict exists and Executive agrees thereafter to make no such claim against the Company. The Company will receive such disclosures in confidence. There are no such existing obligations and claims of Executive as of the date of this Agreement.

     5.9 Non-Competition/Non-Solicitation.
          (a) During the Non-Competition Period (as defined herein), Executive agrees that Executive will not directly or indirectly Compete (as defined herein) with the Business in the Business Territory. The term “Business Territory” means the United States of America, including (i) the Western United States (Alaska, Arizona, California, Colorado, Hawaii, Idaho, Oregon, Montana, New Mexico, Nevada, Utah, Washington, and Wyoming), and (ii) a 30-mile radius around the Company’s corporate headquarters and any other location of the Company.
          (b) For purposes of this Section 5.9, the “Non-Competition Period” means the period of Executive’s employment by the Company, or any of its Affiliates plus an additional period of one (1) year following the date of termination of Executive’s employment for any reason, whether such termination is voluntary or involuntary. Executive agrees that the Non-Competition Period will be extended by the number of days during any such period in which Executive is or was engaged in activities constituting a breach of this Article 5.
          (c) For purposes of this Section 5.9, the term “Compete” or “Competing” means, with respect to the Business: (i) managing, supervising, or otherwise participating in a management or sales capacity; or (ii) otherwise managing, operating, controlling, participating in the ownership, management, or control of, or being connected with or having any interest in, as a stockholder, agent, partner, lender, consultant, advisor or otherwise, any business or Person which provides goods, products, or services competitive with those provided by the Business; provided, however, that nothing contained herein will prohibit Executive from owning less than one percent (1%) of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market; or (iii) entering into or attempting to enter into any business substantially similar to the Business, either alone or with any other Person.
          (d) For the purposes of this Section 5.9, the words “directly or indirectly,” as they modify the word “Compete” or “Competing” mean (i) acting as an agent, representative, consultant, officer, director, member, independent contractor, or employee of any Person that is Competing with the Business; (ii) participating in any such Competing Person or enterprise as an owner, partner, limited partner, joint venturer, member, creditor, or shareholder (except as expressly permitted herein); or (iii) or communicating to any such Competing Person or enterprise the names or addresses or any other information concerning any past, present, or identified prospective client or customer or any other confidential information of the Business, the Company or any of its Affiliates.
          (e) For purposes of this Article 5, the term “Business” means the business, as conducted by the Company, or any of its Affiliates immediately prior to the date hereof and/or developed during Executive’s employment hereunder.
          (f) Non-Solicitation of Employees. Executive recognizes that the Company’s employees are a valuable resource of the Company. Accordingly, during the Employee Non-Solicitation Period (as defined herein), Executive agrees that Executive will not, either alone or in conjunction with any other Person, directly or indirectly, solicit, induce, or recruit any Company employee to leave the employ of the Company. For the purpose of this Section 5.9(e), Company employee means (i) any employee of the Company, or any of its Affiliates as of, or immediately prior to the date hereof or during the Non-Competition Period, the Employee Non-Solicitation Period, and the Customer Non-Solicitation Period; or (ii) any former employee of the Company, or any of its Affiliates whose employment with the Company, or any of its Affiliates ceased less than one (1) year before the date of such co-venturing, solicitation, inducement, or recruitment.
          For purposes of this Section 5.9, the “Employee Non-Solicitation Period” and the “Customer Non-Solicitation Period” mean the period of Executive’s employment by the Company, or any of its Affiliates, and an additional period of one (1) year following the date of termination of Executive’s employment for any reason, whether such termination is voluntary or involuntary. The Employee Non-Solicitation Period described herein will be extended by the number of days during any such period in which Executive is or was engaged in activities constituting a breach of this Article 5.
          (g) Non-Solicitation of Customers and Prospective Customers. Executive recognizes that the Company’s customers and Prospective Customers are a valuable asset of the Company. Accordingly, during the Customer Non-Solicitation Period, Executive will not, for the purpose of competing with the Company, either alone or in conjunction with any other Person, directly or indirectly, call on, solicit, take away, accept as a client, customer, or prospective client or customer, or attempt to call on, solicit, take away, or accept as a client, customer, or prospective client or customer, any Person that, as of the date of the termination of Executive’s employment hereunder, was a client, customer, or Prospective Customer of the Company, or any of its Affiliates.
          (h) Executive hereby expressly agrees and acknowledges that:
               (i) the Company has protectable business interests throughout the Business Territory, and elsewhere, and that competition with and against such business interests would be harmful to the Company;
               (ii) the covenants contained in this Article 5 are reasonable as to time and geographical area and do not place any unreasonable burden upon Executive’s ability to earn a livelihood;
               (iii) the public will not be harmed as a result of enforcement of the covenants contained in this Article 5;
               (iv) the personal legal counsel for Executive has reviewed the covenants contained in this Article 5; and
               (v) Executive understands and hereby agrees to each and every term and condition contained in this Article 5.
     5.10 Non-Disparagement. During the term of this Agreement, the Non-Competition Period, the Employee Non-Solicitation Period, and the Customer Non-Solicitation Period, the Executive will not disparage the Company nor will the Company, or its representatives, disparage Executive.

     5.11 Remedies. Executive expressly agrees and acknowledges that the covenants set forth in Sections 5.1 through Section 5.10 are necessary for the protection of the interests of the Company and its Affiliates because of the nature and scope of their business and Executive’s position with the Company and, consistent with Section 6.3, such covenants may be enforced in any court of competent jurisdiction. Further, Executive acknowledges that any breach of such covenants would result in irreparable damage to the Company, and that money damages will not sufficiently compensate the Company for its injury caused thereby, and that the remedy at law for any breach or threatened breach of any of such covenants will be inadequate and, accordingly agrees, that the Company will, in addition to all other available remedies (including without limitation, seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive relief or specific performance and that, in addition to such money damages, Executive may be restrained and enjoined from any continuing breach of any such covenant.
     5.12 Severability of Article 5 Provisions. If any provision of this Article 5 shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable because of the scope, duration, area of its applicability, or any other reason, the court making such determination will have the power to modify such scope, duration, or area, or all of them, or to strike an invalid or unenforceable provision, in whole or in part, to make such scope, duration, area, or provision valid and enforceable. Executive further acknowledges and agrees that if such covenants, or any of them, are deemed to be unenforceable as a result of litigation initiated or otherwise supported by Executive and/or the Executive fails to comply with this Article 5, the Company has no obligation to provide any compensation or other benefits described in Article 4 hereof.
     5.13 Other Agreements. In the event that Executive has previously signed, or does sign in the future any one or more separate non-competition, non-solicitation, confidentiality, or similar agreement(s) with the Company, such agreement(s) will remain binding and enforceable and the Company may, at its option, assert any and all such agreement(s) against Executive in addition to, or in lieu of, this Agreement.
     5.14 Scope of Article. For purposes of this Article 5, unless the context otherwise requires, the term “Company” includes Matrixx Initiatives, Inc., its direct and indirect subsidiaries, and its Affiliates.
ARTICLE 6
MISCELLANEOUS
     6.1 Definitions. For purposes of this Agreement, the following terms will have the following meanings:
          “Accrued Base Salary” — as defined in Section 4.1(a).
          “Accrued Benefits” — as defined in Section 4.1(d).
          “Accrued Annual Incentive Bonus” — as defined in Section 4.1(e).
          “Accrued Reimbursable Expenses” — as defined in Section 4.1(c).
          “Accrued Vacation Payment” — as defined in Section 4.1(b).

          “Affiliate” — of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
          “Annual Incentive Bonus” — as defined in Section 2.2.
          “Base Salary” — as defined in Section 2.1.
          “Board” — means the Company’s Board of Directors.
          “Business” — as defined in Section 5.9(e).
          “Business Territory” — as defined in Section 5.9(a).
          “Cause” will mean the occurrence of any of the following:
          (a) Executive’s gross and willful misconduct which results in material injury to the Company;
          (b) Executive’s engaging in fraudulent conduct with respect to the Company’s or any of its Affiliates’ business or in conduct of a criminal nature that may have an adverse impact on the Company’s or any of its Affiliates’ standing and reputation;
          (c) The material failure or refusal by Executive to perform the duties required of Executive by this Agreement which inappropriate failure or refusal shall not be cured within thirty (30) days following receipt by Executive of written notice from the Board of Directors of the Company specifying the factors or events constituting such failure or refusal;
          (d) Executive’s use of drugs and/or alcohol in violation of then current Company policy; or
          (e) Executive’s material breach of his obligation under Section 1.2(b) hereof which shall not be cured within thirty (30) days after written notice thereof to Executive from the Board.
          “Code” will mean the Internal Revenue Code of 1986, as amended.
          “Compete” or “Competing” — as defined in Section 5.9(c).
          “Change of Control” shall mean and will be deemed to have occurred if:
          (f) After the date of this Agreement, any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision thereto) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision thereto) directly or indirectly of securities of the Company representing 15 percent or more of the combined voting power of the Company’s then outstanding securities ordinarily having the right to vote at an election of directors; provided, however, that, for purposes of this subparagraph, “person” shall exclude the Company, its subsidiaries, any person acquiring such securities directly from the Company, any employee benefit plan sponsored by the Company or from Executive or any stockholder owning 15 percent or more of the combined voting power of the Company’s outstanding securities as of the date of this Agreement; or
          (g) Any stockholder of the Company owning 15 percent or more of the combined voting power of the Company’s outstanding securities as of the date of this Agreement shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company (other than through the acquisition of securities directly from the Company or from Executive) representing 20 percent or more of the combined voting power of the Company’s then outstanding securities ordinarily having the right to vote at an election of directors; or
          (h) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least 80 percent of the Board, provided, however, that any person becoming a member of the Board subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least 80 percent of the members then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any successor provision thereto) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or
          (i) Approval by the stockholders of the Company and consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company, in each case, with or to a corporation or other person or entity of which persons who were the stockholders of the Company immediately prior to such transaction do not, immediately thereafter, own more than 80 percent of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the reorganized, merged, consolidated or purchasing corporation (or in the case of a non-corporate person or entity, functionally equivalent voting power) and 80 percent of the members of the Board of which corporation (or functional equivalent in the case of a non-corporate person or entity) were not members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, consolidation or sale, not including the sale of assets pursuant to the Asset Purchase Agreement by and between Wm. Wrigley Jr. Company and the Company, dated as of March 14, 2001.
          “Confidential Information” — as defined in Section 5.1.
          “Continued Benefits” — as defined in Section 4.3(g).
          “Customer Non-Solicitation Period” — as defined in Section 5.9(f).

          “Employee Non-Solicitation Period” — as defined in Section 5.9(f).
          “Good Reason” will mean the occurrence of any of the following:
          (j) Executive’s compensation is reduced by the Company in violation of this Agreement; or
          (k) Executive’s function, duties and/or responsibilities are significantly reduced so as to cause his position with the Company to become of materially less dignity, responsibility and/or importance than those associated with his functions, duties and/or responsibilities as of the date of this Second Amendment; or
          (l) In either event more than once during the term of this Agreement, Executive is required by the Company permanently to relocate his residence or the Company’s principal business office is relocated more than 60 miles away from its then current location; or
          (m) Other material breach of this Agreement by the Company, which breach is not cured within thirty (30) days after written notice thereof is received by the Company.
          “Inventions” — as defined in Section 5.5.
          “Non-Competition Period” — as defined in Section 5.9(b).
          “Notice of Termination” will mean a notice which indicates the specific termination provision of this Agreement relied upon and sets forth in reasonable detail, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
          “Person” means any natural person, firm, partnership, association, corporation, company, limited liability company, limited partnership, trust, business trust, governmental authority, or other entity.
          “Policy” means that certain Estate Whole Life Policy No. 16-084-015 dated April 18, 2002, procured by the Company on the life of Executive from The Northwestern Mutual Life Insurance Company pursuant to Section 2.4(d) of the Agreement.
          “Prospective Customer” means any Person that the Company or any of its Affiliates have contacted, or have developed a strategy or plan to contact, for the purpose of acquiring such Person as a client.
          “Retirement” will mean normal retirement at age 65.
          “Total Disability” will mean Executive’s failure substantially to perform Executive’s duties hereunder on a full-time basis for a period exceeding ninety (90) consecutive days or for periods aggregating more than one hundred eighty (180) days during any twelve-month period as a result of incapacity due to physical or mental illness. If there is a dispute as to whether Executive is or was physically or mentally unable to perform his duties under this Agreement, such dispute will be submitted for resolution to a licensed physician agreed upon by the Company and Executive, or if an agreement cannot be promptly reached, the Company and Executive will promptly select a physician, and if these physicians cannot agree, the physicians will promptly select a third physician whose decision will be binding on all parties. If such a dispute arises, Executive will submit to such examinations and will provide such information as such physician(s) may request, and the determination of the physician(s) as to Executive’s physical or mental condition will be binding and conclusive. Notwithstanding the foregoing, if Executive participates in any group disability plan provided by the Company which offers long-term disability benefits, “Total Disability” will mean total disability as defined therein.
     6.2 Key Man Insurance. The Company will have the right, in its sole discretion, to purchase “key man” insurance on the life of Executive. The Company shall be the owner and beneficiary of any such policy. If the Company elects to purchase such a policy, Executive will take such physical examinations and supply such information as may be reasonably requested by the insurer.
     6.3 Dispute Resolution. If there shall be any dispute between the Company and Executive (i) in the event of any termination of Executive’s employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by Executive, or (iii) otherwise arising out of Executive’s employment or this Agreement, the dispute will be resolved by binding arbitration in accordance with the National Rules for the Resolution of Labor Disputes (“Rules”) administered by the American Arbitration Association (“AAA”). This arbitration will be held in the AAA office located nearest the Company’s headquarters. The provisions of the Rules are incorporated as a part hereof; provided, however, that (A) the Company or Executive must initiate arbitration within one (1) year from the date any claim accrues; and (B) either party may seek injunctive relief in court to avoid irreparable injury during the pendency of arbitration proceedings. IT IS EXPRESSLY UNDERSTOOD THAT BY SIGNING THIS AGREEMENT, WHICH INCORPORATES BINDING ARBITRATION, THE COMPANY AND EXECUTIVE AGREE, EXCEPT AS SPECIFICALLY PROVIDED OTHERWISE IN SECTION 5.11 AND THIS SECTION 6.3, TO WAIVE COURT OR JURY TRIAL TO THE FULLEST EXTENT PERMITTED BY LAW AND TO WAIVE PUNITIVE, STATUTORY, CONSEQUENTIAL, AND ANY DAMAGES, OTHER THAN COMPENSATORY DAMAGES.
     6.4 Successors; Binding Agreement. This Agreement will be binding upon any successor to the Company and will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, beneficiaries, designees, executors, administrators, heirs, distributees, devisees and legatees.
     6.5 Modification; No Waiver. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement will be deemed to have been waived, nor will there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument by the party charged with such waiver or estoppel. No such written waiver will be deemed a continuing waiver unless specifically stated therein, and each such waiver will operate only as to the specific term or condition waived and will not constitute a waiver of such term or condition for the future or as to any other term or condition.

     6.6 Severability. The covenants and agreements contained herein are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements, if not material to the employment arrangement that is the basis for this Agreement, will not affect the validity or enforceability of any other covenant or agreement contained herein.
     6.7 Notices. All notices, demands, and other communications provided for hereunder will be in writing (including facsimile or similar transmission) and mailed (by U.S. certified mail, return receipt requested, postage prepaid), sent, or delivered (including by way of overnight courier service), (i) if to the Company, c/o Matrixx Initiatives, Inc., 4742 N. 24th Street, Suite 455, Phoenix, Arizona, 85016, Attention: Chairman, Board of Directors, facsimile no. (602) 385-8850, and to Matthew Feeney, Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona 85004-0001, facsimile no. (602) 382-6070; and (ii) if to Executive, Carl J. Johnson, c/o Matrixx Initiatives, Inc., 4742 N. 24th Street, Suite 455, Phoenix, Arizona, 85016, Attention: Carl J. Johnson, facsimile no. (602) 385-8850; or, as to any party, to such other person and/or at such other address or number as shall be designated by such party in a written notice to the other party. All such notices, demands, and communications, if mailed, will be effective upon the earlier of (i) actual receipt by the addressee, (ii) the date shown on the return receipt of such mailing, or (iii) three (3) days after deposit in the mail. All such notices, demands, and communications, if not mailed, will be effective upon the earlier of (i) actual receipt by the addressee, (ii) with respect to facsimile and similar electronic transmission, the earlier of (x) the time that electronic confirmation of a successful transmission is received, or (y) the date of transmission, if a confirming copy of the transmission is also mailed as described above on the date of transmission, and (iii) with respect to delivery by overnight courier service, the day after deposit with the courier service, if delivery on such day by such courier is confirmed with the courier or the recipient orally or in writing.
     6.8 Assignment. This Agreement and any rights hereunder will not be assignable by either party without the prior written consent of the other party except as otherwise specifically provided for herein.
     6.9 Entire Understanding. This Agreement constitutes the entire understanding between the parties hereto and no agreement, representation, warranty or covenant has been made by either party except as expressly set forth herein.
     6.10 Executive’s Representations. Executive represents and warrants that neither the execution and delivery of this Agreement nor the performance of Executive’s duties hereunder violates the provisions of any other agreement to which Executive is a party or by which Executive is bound.
     6.11 Governing Law. This Agreement will be construed in accordance with and governed for all purposes by the laws of the State of Arizona applicable to contracts executed and wholly performed within such state.

     6.12 Section 409A of the Code. If any payments under this Agreement are subject to the provisions of Section 409A of the Code, both Executive and the Company agree that this Agreement will comply fully with and meet all the requirements of Section 409A of the Code.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MATRIXX INITIATIVES, INC.

By: William J. Hemelt
Its: Chief Financial Officer

EXECUTIVE

Carl J. Johnson